Press Release For immediate release Aimee Partin, Investor Relations Graham Galt, Media Relations 404-724-4248 404-439-3070

Invesco Reports Results for the Three Months Ended March 31, 2020
Atlanta, April 23, 2020 -- Invesco Ltd. (NYSE: IVZ) today reported financial results for the three months ended March 31, 2020.

Flows
total gross long-term inflows up nearly 40% to a record $84.7b versus Q4;

total net outflows of $2.1b compared to net outflows of $20.4b in Q4;

long-term net outflows of $19.1b compared to outflows of $14.0b in Q4

AUM	average AUM declined 2% due to COVID-19 related market impact
Operating margin	improved to 19.8% compared to 18.1% in Q4 and 16.5% in Q1-19; adjusted operating margin(1) decreased to 36.0% compared to 39.9% in Q4 and increased compared to Q1-19 of 32.0%
Diluted EPS	decreased to $0.18 from $0.39 in Q4 and $0.44 in Q1-19; adjusted diluted EPS(1) decreased to $0.34 from $0.64 in Q4 and $0.56 in Q1-19
Managing capital resources	reducing common share dividend to $0.155 to maintain financial flexibility through uncertain environment
(1) The adjusted financial measures are all non-GAAP financial measures. See the information on pages 8 through 11 for a reconciliation to their most directly comparable U.S. GAAP measures.

Update from Marty Flanagan, President and CEO
“The spread of the coronavirus is presenting unprecedented challenges to our industry and the markets. At Invesco, we are intensely focused on protecting our employees, while continuing to robustly engage with and serve our clients and running a disciplined business in a turbulent operating environment.
“The resilience of our employees, the strength of our client relationships and the breadth of our capabilities were reflected in stable total flows during the quarter, with net outflows of $2.1 billion. Despite the extreme market volatility, total gross long-term inflows increased nearly 40% versus the prior quarter to a record $84.7 billion, resulting in strong net flows into a number of diverse areas, including institutional, our China

JV, money market funds, EMEA ETFs and global fixed income. Long-term investment performance during the quarter remained very strong in capabilities with high demand, including international equities, emerging market equities and a broad range of fixed income.
“Our key priority in the current turbulent operating environment is supporting the long-term financial strength of the firm to ensure we can continue to deliver for our employees, clients and shareholders. We are leveraging our experience in capturing expense savings to create further operating flexibility and build our liquidity. This will help us navigate the uncertain environment ahead while positioning us for long-term growth as the current crisis eases and markets begin to normalize.
“In addition to tightly managing expenses and taking steps to further strengthen our balance sheet, we are reducing our quarterly common dividend from $0.31 to $0.155 per share, beginning with the dividend that will be paid in the second quarter. We believe these steps will provide us with enhanced liquidity to manage through the uncertainty in the markets, ensure ongoing dividend stability, help strengthen our balance sheet over time and preserve optionality for investing in future growth.”

Managing our business and meeting client needs through COVID-19
Invesco is committed to helping our employees, our clients and our communities navigate the challenges presented by the spread of COVID-19. The primary focus of our efforts is to ensure the health and safety of our employees while preserving our ability to serve clients and manage assets in a highly dynamic market environment.

As always, we are committed to helping our clients achieve their investment objectives through disciplined long-term investing. To this end, we have intensified our efforts to support clients by proactively engaging with them and providing thought leadership and other value-added services to help them navigate the volatile markets. We believe our client-centric approach in this time of stress will have a lasting impact and allow us and our clients to emerge from this crisis stronger.

As a global firm, we’ve been responding to the coronavirus since December, when it was first reported in Asia Pacific. Our response in the region included the relocation of a regional trading center, restrictions on employee travel and remote working for the vast majority of our Asia-Pac based employees.

As the virus spread to other parts of the globe, cross-functional teams in each region (Americas, Asia Pacific and EMEA) have monitored the situation closely, leveraging our early experience in Asia Pacific to enhance our business continuity planning and execution. These teams - which include representatives from Distribution, Portfolio Management, Trading, Technology, Operations, Human Resources, Business Continuity, Compliance and other areas - with guidance from the Centers for Disease Control, World Health Organization and local health officials - have been taking the necessary steps to ensure our preparedness during a highly fluid situation.

We understand the importance of managing our clients’ assets, particularly during times of market volatility. To help ensure we can continue to meet client needs, nearly all our global employees are working remotely, with small select teams working at alternate sites or operating in split shifts to mitigate the risks associated with the virus. Our portfolio managers, research analysts and traders are successfully working remotely or in secure locations with access to all systems necessary to do their jobs and an ability to connect with their teams in managing client assets. Additionally, the client reporting and operational teams that provide information on client portfolios are operating effectively in a work from home status, as are other necessary control and support groups, including our compliance teams. Our teams are in constant communication to ensure timely coordination and early identification of issues. This thoughtful, coordinated approach helps ensure our ability to continue meeting client needs and running our business.

As a result of the recent market reaction to the COVID-19 crisis, AUM declined during the first quarter, but remain above $1 trillion. The decline in AUM adversely impacted our revenues in the first quarter, and we expect it will continue pressuring revenues in the near term.

During this period of market turbulence and uncertainty, we believe it is imperative to maintain financial flexibility. We continue to manage our expense base to align with the current lower revenue environment through reduced variable compensation and discretionary spend. We also plan to redeem up to $200 million of seed capital investments where appropriate from certain of our investment products in the near term. And we will reduce our common dividend to $0.155 per common share beginning with the dividend that will be paid in the second quarter. These actions, and others focused on preservation of capital, seek to help us build liquidity through the present uncertain environment. Combined, these steps will enable us to further strengthen our balance sheet while preserving our ability to invest in future growth for the benefit of our business and our shareholders.

Net flows:

Net flows: Total net outflows were $2.1 billion and long-term net outflows were $19.1 billion for the first quarter. Long-term net outflows of $30.3 billion in retail AUM were partially offset by inflows of $11.2 billion in institutional AUM. We saw positive flows of $26.3 billion into institutional money market funds during the quarter as investors shifted into lower risk assets, which has contributed to a shift in the mix of our AUM and negatively impacted our net revenue yield for the quarter. Net market losses and foreign exchange rate movements led to decreases of $162.7 billion and $9.1 billion in AUM during the first quarter, respectively. Average AUM decreased 2.0% during the first quarter to $1,176.3 billion, compared to $1,200.6 billion for the fourth quarter, as a result of the market volatility in March 2020 related to the COVID-19 pandemic.

Summary of net flows (in billions)	Q1-20	Q4-19	Q1-19
Active	$(20.6)	$(16.2)	$(9.3)
Passive	1.5	2.2	3.9
Long-term net flows	(19.1)	(14.0)	(5.4)
Non-management fee earning AUM	(9.3)	0.7	2.1
Institutional money market	26.3	(7.1)	6.8
Total net flows	$(2.1)	$(20.4)	$3.5

Annualized long-term organic growth rate (1)	(8.0)%	(5.7)%	(2.9)%

(1) Annualized long-term organic growth rate is calculated using long-term net flows (annualized) divided by average long-term AUM for the period. Long-term AUM excludes institutional money market and non-management fee earning AUM.

First Quarter Highlights:

Financial Results	Q1-20		Q4-19		Q1-20 vs. Q4-19	Q1-19		Q1-20 vs. Q1-19
U.S. GAAP Financial Measures
Operating revenues	$1,598.9	m	$1,742.8	m	(8.3)%	$1,214.6	m	31.6%
Operating income	$317.0	m	$314.6	m	0.8%	$200.2	m	58.3%
Operating margin	19.8%		18.1%			16.5%
Net income attributable to Invesco Ltd.	$81.5	m	$179.8	m	(54.7)%	$177.7	m	(54.1)%
Diluted EPS	$0.18		$0.39		(53.8)%	$0.44		(59.1)%

Adjusted Financial Measures (1)
Net revenues	$1,145.8	m	$1,267.8	m	(9.6)%	$887.1	m	29.2%
Adjusted operating income	$412.7	m	$505.5	m	(18.4)%	$284.3	m	45.2%
Adjusted operating margin	36.0%		39.9%			32.0%
Adjusted net income attributable to Invesco Ltd.	$155.3	m	$293.6	m	(47.1)%	$224.8	m	(30.9)%
Adjusted diluted EPS	$0.34		$0.64		(46.9)%	$0.56		(39.3)%

Assets Under Management
Ending AUM	$1,053.4	bn	$1,226.2	bn	(14.1)%	$954.8	bn	10.3%
Average AUM	$1,176.3	bn	$1,200.6	bn	(2.0)%	$932.8	bn	26.1%

Headcount	8,757		8,821		(0.7)%	7,663		14.3%
(1) The adjusted financial measures are all non-GAAP financial measures. See the information on pages 8 through 11 for a reconciliation to their most directly comparable U.S. GAAP measures.

Operating revenues and expenses: Operating revenues and expenses decreased as a result of lower average AUM due to market declines and volatility experienced in March 2020 related to the COVID-19 pandemic.

Revenues were lower by $143.9 million, which includes a decrease of $85.9 million in investment management fees and a decrease of $45.0 million in performance fees. The decline in investment management fees was driven by lower average AUM. Performance fees, primarily from real estate products, were $4.8 million in the first quarter.

Expenses decreased $146.3 million, including a reduction of $61.0 million in transaction, integration and restructuring expenses related to decreased integration activities related to the OppenheimerFunds acquisition. Employee compensation expense was also down $38.2 million due primarily to fair value decreases on deferred compensation liabilities, partially offset by a seasonal increase in payroll tax and employee benefit costs. General and administrative costs have declined in the first quarter by $15.4 million, which includes decreased consulting and professional services costs and reduced travel expense linked to the COVID-19 pandemic.

Non-operating income and expenses: Equity in earnings of unconsolidated affiliates was $16.9 million, earned primarily from our joint venture in China. Other gains and losses, net was a loss of $106.5 million, which includes $67.7 million of losses related to market value changes on deferred compensation investments and $45.6 million in net investment losses on seed investments. Other income/(expense) of CIP, net was a loss of $20.1 million comprised of market-driven net losses of investments held by consolidated investment products (CIP) and net interest income of CIP.

Diluted earnings per common share: Diluted earnings per common share decreased 53.8% to $0.18.

Update on OppenheimerFunds acquisition-related matter: In the first quarter, Invesco recorded a liability of $387.8 million related to the previously disclosed Invesco Oppenheimer SteelPath MLP Funds matter. The pre-acquisition portion of the liability was estimated to be $380.5 million, which has been recorded as an adjustment to goodwill and deferred tax assets on the company's balance sheet as of March 31. The post-acquisition portion of the liability and related costs was $7.3 million and was included in transaction, integration and restructuring expenses. While not included in the estimates above, we believe a significant amount of any costs incurred related to this matter could ultimately be covered by applicable insurance and indemnification. The company intends to pursue all reasonable measures to mitigate its potential exposure for such losses. The estimate excludes other costs related to the matter, such as the costs of remediation or the costs of communicating with fund shareholders, which have not yet been determined.

Capital Management:

Cash and cash equivalents: $940.5 million ($1,049.0 million at December 31, 2019).

Long-term debt: $2,588.8 million including the credit facility balance of $508.0 million as of March 31, 2020 (zero at December 31, 2019), which reflects the seasonal cash requirements of annual compensation payments.

Common share repurchases: During the first quarter of 2020, the company did not purchase any of its shares in the open market. The company withheld 2.3 million shares ($31.5 million) related to employee share vestings. In regard to its previously completed forward contracts, the company prepaid $190.6 million against the forward payable, resulting in a remaining forward contract liability of $307.8 million as of March 31, 2020. The net collateral paid balance at March 31, 2020 was $87.9 million.

Diluted common shares outstanding (end of period): 463.1 million

Dividends paid: $140.9 million (common); $59.2 million (preferred)

Common dividends declared: During this period of market turbulence and uncertainty, we believe it is imperative to maintain financial flexibility. We therefore will reduce our common dividend to $0.155 per common share beginning with the dividend that will be paid in the second quarter. This action, and others focused on preservation of capital, seek to help us build liquidity through the present uncertain environment. Longer term, the reduction in common dividends will enable us to further strengthen our balance sheet for the benefit or our business and our shareholders.

The dividend is payable on June 3, 2020, to common shareholders of record at the close of business on May 11, 2020, with an ex-dividend date of May 8, 2020.

Preferred dividends declared: The company is announcing a preferred cash dividend of $14.75 per share representing the period from March 1, 2020 through May 31, 2020. The preferred dividend is payable on June 1, 2020 to preferred shareholders of record at close of business on May 15, 2020.

About Invesco Ltd.

Invesco is a global independent investment management firm dedicated to delivering an investment experience that helps people get more out of life. With offices in 25 countries, our distinctive investment teams deliver a comprehensive range of active, passive and alternative investment capabilities.
For more information, visit http://www.invesco.com.

Members of the investment community and general public are invited to listen to the conference call today, April 23, 2020, at 9:00 a.m. ET by dialing one of the following numbers: 1-866-803-2143 for U.S. and Canadian callers or 1-210-795-1098 for international callers, using the Passcode: Invesco. An audio replay of the conference call will be available until Thursday, May 7, 2020 at 5:00 p.m. ET by calling 1-800-337-6551 for U.S. and Canadian callers or 1-402-220-9659 for international callers. A presentation highlighting the company's performance will be available during a live Webcast and on Invesco's Website at www.invesco.com.

# # #

This release, and comments made in the associated conference call today, may include “forward-looking statements.” Forward-looking statements include information concerning future results of our operations, expenses, earnings, liquidity, cash flow and capital expenditures, industry or market conditions, assets under management, geopolitical events and their potential impact on the company, acquisitions and divestitures, debt and our ability to obtain additional financing or make payments, regulatory developments, demand for and pricing of our products and other aspects of our business or general economic conditions. In addition, words such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “projects,” “forecasts,” and future or conditional verbs such as “will,” “may,” “could,” “should,” and “would” as well as any other statement that necessarily depends on future events, are intended to identify forward-looking statements.

Forward-looking statements are not guarantees, and they involve risks, uncertainties and assumptions. Although we make such statements based on assumptions that we believe to be reasonable, there can be no assurance that actual results will not differ materially from our expectations. We caution investors not to rely unduly on any forward-looking statements and urge you to carefully consider the risks described in our most recent Form 10-K and subsequent Forms 10-Q, filed with the Securities and Exchange Commission. You may obtain these reports from the SEC’s website at www.sec.gov. We expressly disclaim any obligation to update the information in any public disclosure if any forward-looking statement later turns out to be inaccurate.

Invesco Ltd.
U.S. GAAP Condensed Consolidated Income Statements
(Unaudited, in millions, other than per share amounts)

	Q1-20	Q4-19	% Change	Q1-19	% Change
Operating revenues:
Investment management fees	$1,168.3	$1,254.2	(6.8)%	$923.7	26.5%
Service and distribution fees	365.8	378.0	(3.2)%	219.3	66.8%
Performance fees	4.8	49.8	(90.4)%	21.8	(78.0)%
Other	60.0	60.8	(1.3)%	49.8	20.5%
Total operating revenues	1,598.9	1,742.8	(8.3)%	1,214.6	31.6%
Operating expenses:
Third-party distribution, service and advisory	515.1	528.1	(2.5)%	368.0	40.0%
Employee compensation	421.9	460.1	(8.3)%	381.3	10.6%
Marketing	32.7	41.0	(20.2)%	28.0	16.8%
Property, office and technology	130.4	140.8	(7.4)%	107.2	21.6%
General and administrative	106.3	121.7	(12.7)%	83.8	26.8%
Transaction, integration, and restructuring	75.5	136.5	(44.7)%	46.1	63.8%
Total operating expenses	1,281.9	1,428.2	(10.2)%	1,014.4	26.4%
Operating income	317.0	314.6	0.8%	200.2	58.3%
Other income/(expense):
Equity in earnings of unconsolidated affiliates	16.9	9.5	77.9%	15.0	12.7%
Interest and dividend income	6.4	14.0	(54.3)%	4.7	36.2%
Interest expense	(36.3)	(34.6)	4.9%	(33.1)	9.7%
Other gains and losses, net	(106.5)	(3.3)	3,127.3%	31.1	N/A
Other income/(expense) of CIP, net	(20.1)	22.8	N/A	38.9	N/A
Income before income taxes	177.4	323.0	(45.1)%	256.8	(30.9)%
Income tax provision	(57.4)	(80.4)	(28.6)%	(66.2)	(13.3)%
Net income	120.0	242.6	(50.5)%	190.6	(37.0)%
Net (income)/loss attributable to noncontrolling interests in consolidated entities	20.7	(3.6)	N/A	(12.9)	N/A
Less: Dividends declared on preferred shares	(59.2)	(59.2)	—%	—	N/A
Net income attributable to Invesco Ltd.	$81.5	$179.8	(54.7)%	$177.7	(54.1)%

Earnings per common share:
---basic	$0.18	$0.40	(55.0)%	$0.44	(59.1)%
---diluted	$0.18	$0.39	(53.8)%	$0.44	(59.1)%

Average common shares outstanding:
---basic	455.7	454.1	0.4%	401.6	13.5%
---diluted	458.9	457.9	0.2%	401.9	14.2%

Invesco Ltd.
Non-GAAP Information and Reconciliations

We utilize the following non-GAAP performance measures: net revenues (and by calculation, net revenue yield on AUM), adjusted operating income, adjusted operating margin, adjusted net income attributable to Invesco Ltd., and adjusted diluted EPS. We believe the adjusted measures provide valuable insight into our ongoing operational performance and assist in comparisons to our competitors. These measures also assist management with the establishment of operational budgets and forecasts and assist the Board of Directors and management in determining incentive compensation decisions. The most directly comparable U.S. GAAP measures are operating revenues (and by calculation, gross revenue yield on AUM), operating income, operating margin, net income attributable to Invesco Ltd., and diluted EPS.

The following are reconciliations of operating revenues, operating income (and by calculation, operating margin), and net income attributable to Invesco Ltd. (and by calculation, diluted EPS) on a U.S. GAAP basis to a non-GAAP basis of net revenues, adjusted operating income (and by calculation, adjusted operating margin), and adjusted net income attributable to Invesco Ltd. (and by calculation, adjusted diluted EPS). In addition, a reconciliation of adjusted operating expenses is provided below, together with reconciliations of the U.S. GAAP operating expense lines to provide further analysis of the non-GAAP adjustments. These non-GAAP measures should not be considered as substitutes for any U.S. GAAP measures and may not be comparable to other similarly titled measures of other companies. The tax effect of the reconciling items is based on the tax jurisdiction attributable to the transactions. These measures are described more fully in the company's Forms 10-K and 10-Q. Refer to these public filings for additional information about the company's non-GAAP performance measures.

Reconciliation of Operating revenues to Net revenues:

in millions	Q1-20	Q4-19	Q1-19
Operating revenues, U.S. GAAP basis	$1,598.9	$1,742.8	$1,214.6
Invesco Great Wall	53.1	44.0	31.8
Revenue Adjustments(1)
Investment management fees	(204.6)	(211.9)	(187.5)
Service and distribution fees	(256.6)	(264.4)	(140.4)
Other	(53.9)	(51.8)	(40.1)
Total Revenue Adjustments	(515.1)	(528.1)	(368.0)
CIP	8.9	9.1	8.7
Net revenues	$1,145.8	$1,267.8	$887.1

Reconciliation of Operating income to Adjusted operating income:

in millions	Q1-20	Q4-19	Q1-19
Operating income, U.S. GAAP basis	$317.0	$314.6	$200.2
Invesco Great Wall	32.1	18.2	14.9
CIP	25.9	19.6	11.5
Transaction, integration, and restructuring	75.5	136.5	46.1
Compensation expense related to market valuation changes in deferred compensation plans	(37.8)	16.6	11.6
Adjusted operating income	$412.7	$505.5	$284.3

Operating margin (2)	19.8%	18.1%	16.5%
Adjusted operating margin (3)	36.0%	39.9%	32.0%

Reconciliation of Net income attributable to Invesco Ltd. to Adjusted net income attributable to Invesco Ltd.

in millions	Q1-20	Q4-19	Q1-19
Net income attributable to Invesco Ltd., U.S. GAAP basis	$81.5	$179.8	$177.7
CIP	0.1	0.3	1.0
Transaction, integration, and restructuring, net of tax	67.4	115.7	44.8
Deferred compensation plan market valuation changes and dividend income less compensation expense, net of tax	22.6	(4.2)	(4.7)
Foreign exchange hedge, net of tax	(0.8)	2.5	1.6
Acquisition-related contingent consideration, net of tax	(6.5)	(0.5)	4.4
Release of uncertain tax position (4)	(9.0)	—	—
Adjusted net income attributable to Invesco Ltd. (5)	$155.3	$293.6	$224.8

Average common shares outstanding - diluted	458.9	457.9	401.9
Diluted EPS	$0.18	$0.39	$0.44
Adjusted diluted EPS (6)	$0.34	$0.64	$0.56

Reconciliation of Operating expenses to Adjusted operating expenses:

in millions	Q1-20	Q4-19	Q1-19
Operating expenses, U.S. GAAP basis	$1,281.9	$1,428.2	$1,014.4
Invesco Great Wall	21.0	25.8	16.9
Third party distribution, service and advisory expenses	(515.1)	(528.1)	(368.0)
CIP	(17.0)	(10.5)	(2.8)
Transaction, integration, and restructuring	(75.5)	(136.5)	(46.1)
Compensation expense related to market valuation changes in deferred compensation plans	37.8	(16.6)	(11.6)
Adjusted operating expenses	$733.1	$762.3	$602.8

Employee compensation, U.S. GAAP basis	$421.9	$460.1	$381.3
Invesco Great Wall	15.1	19.0	12.1
Compensation expense related to market valuation changes in deferred compensation plans	37.8	(16.6)	(11.6)
Adjusted employee compensation	$474.8	$462.5	$381.8

Marketing, U.S. GAAP basis	$32.7	$41.0	$28.0
Invesco Great Wall	2.3	3.5	1.4
Adjusted marketing	$35.0	$44.5	$29.4

Property, office and technology, U.S. GAAP basis	$130.4	$140.8	$107.2
Invesco Great Wall	2.2	2.3	2.1
Adjusted property, office and technology	$132.6	$143.1	$109.3

General and administrative, U.S. GAAP basis	$106.3	$121.7	$83.8
Invesco Great Wall	1.4	1.0	1.3
CIP	(17.0)	(10.5)	(2.8)
Adjusted general and administrative	$90.7	$112.2	$82.3

Transaction, integration, and restructuring, U.S. GAAP basis	$75.5	$136.5	$46.1
Transaction, integration, and restructuring	(75.5)	(136.5)	(46.1)
Adjusted transaction, integration, and restructuring	$—	$—	$—

(1) In the fourth quarter of 2019, the company changed its presentation of the reconciliation between operating revenues and net revenues. All periods have been conformed to the new presentation. Neither operating revenues nor net revenues totals have changed for any historic periods.

Management believes that adjustments to investment management fees, service and distribution fees and other revenues from operating revenues appropriately reflect these revenues as being passed through to external parties who perform functions on behalf of, and distribute, the company’s managed funds. Further, these adjustments vary extensively by geography due to the differences in distribution channels. The net revenue presentation assists in identifying the revenue contribution generated by the business, removing distortions caused by the differing distribution channel fees and allowing for a fair comparison with U.S. peer investment managers and within Invesco’s own investment units. Additionally, management evaluates net revenue yield on AUM, which is equal to net revenues divided by average AUM during the reporting period. This financial measure is an indicator of the basis point net revenues we receive for each dollar of AUM we manage and is useful when evaluating the company’s performance relative to industry competitors and within the company for capital allocation purposes.

Investment management fees are adjusted by renewal commissions and certain administrative fees. Service and distribution fees are primarily adjusted by distribution fees passed through to broker dealers for certain share classes and pass through fund-related costs. Other is primarily adjusted by transaction fees passed through to third parties. While the terms used for these types of adjustments vary by geography, they are all costs that are closely linked to the value of AUM and the revenue earned by Invesco from AUM. Since the company has been deemed to be the principal in the third-party arrangements, the company must reflect these adjustments as expenses gross of operating revenues under U.S. GAAP in third-party expenses on the consolidated statements of income.

(2)	Operating margin is equal to operating income divided by operating revenues.

(3)	Adjusted operating margin is equal to adjusted operating income divided by net revenues.
(4) Represents a one-time, non-cash benefit to income tax expense as a result of the release of an uncertain tax position in the first quarter of 2020. Both the establishment and the reversal of the uncertain tax position were removed from non-GAAP results in the respective periods.

(5)	The effective tax rate on adjusted net income attributable to Invesco Ltd. is 27.9% (fourth quarter: 22.5%; first quarter 2019: 23.8%).
(6) Adjusted diluted EPS is equal to adjusted net income attributable to Invesco Ltd. divided by the weighted average number of common and restricted common shares outstanding. There is no difference between the calculated earnings per common share amounts presented above and the calculated earnings per common share amounts under the two class method.

Invesco Ltd.
Quarterly Assets Under Management

in billions	Q1-20		Q4-19		% Change	Q1-19
Beginning Assets	$1,226.2		$1,184.4		3.5%	$888.2
Long-term inflows	84.7		60.7		39.5%	53.8
Long-term outflows	(103.8)		(74.7)		39.0%	(59.2)
Long-term net flows	(19.1)		(14.0)		36.4%	(5.4)
Net flows in non-management fee earning AUM(c)	(9.3)		0.7		N/A	2.1
Net flows in institutional money market funds	26.3		(7.1)		N/A	6.8
Total net flows	(2.1)		(20.4)		(89.7)%	3.5
Reinvested distributions	1.1		13.0		(91.5)%	0.7
Market gains and losses	(162.7)		39.6		N/A	60.9
Foreign currency translation	(9.1)		9.6		N/A	1.5
Ending Assets	$1,053.4		$1,226.2		(14.1)%	$954.8

Ending long-term AUM	$829.1		$1,008.1		(17.8)%	$750.2
Average long-term AUM	$955.2		$986.7		(3.2)%	$736.7
Average AUM	$1,176.3		$1,200.6		(2.0)%	$932.8

Gross revenue yield on AUM(b)	56.4	bps	60.0	bps		53.9	bps
Gross revenue yield on AUM before performance fees(b)	56.3	bps	58.3	bps		52.9	bps
Net revenue yield on AUM(c)	39.0	bps	42.2	bps		38.0	bps
Net revenue yield on AUM before performance fees(c)	38.7	bps	40.5	bps		37.1	bps

in billions	Total AUM	Active(f)	Passive(f)
December 31, 2019	$1,226.2	$929.2	$297.0
Long-term inflows	84.7	54.7	30.0
Long-term outflows	(103.8)	(75.3)	(28.5)
Long-term net flows	(19.1)	(20.6)	1.5
Net flows in non-management fee earning AUM(a)	(9.3)	—	(9.3)
Net flows in institutional money market funds	26.3	26.3	—
Total net flows	(2.1)	5.7	(7.8)
Reinvested distributions	1.1	1.1	—
Market gains and losses	(162.7)	(120.0)	(42.7)
Foreign currency translation	(9.1)	(8.7)	(0.4)
March 31, 2020	$1,053.4	$807.3	$246.1

Average AUM	$1,176.3	$889.3	$287.0
Gross revenue yield on AUM(b)	56.4bps	67.9bps	22.8bps
Net revenue yield on AUM(c)	39.0bps	47.2bps	13.3bps

By channel: (in billions)	Total	Retail	Institutional
December 31, 2019	$1,226.2	$878.2	$348.0
Long-term inflows	84.7	57.8	26.9
Long-term outflows	(103.8)	(88.1)	(15.7)
Long-term net flows	(19.1)	(30.3)	11.2
Net flows in non-management fee earning AUM(a)	(9.3)	3.7	(13.0)
Net flows in institutional money market funds	26.3	4.9	21.4
Total net flows	(2.1)	(21.7)	19.6
Reinvested distributions	1.1	1.1	—
Market gains and losses	(162.7)	(149.3)	(13.4)
Foreign currency translation	(9.1)	(5.8)	(3.3)
March 31, 2020	$1,053.4	$702.5	$350.9

See the footnotes immediately following these tables.

Invesco Ltd.
Quarterly Assets Under Management (continued)

By asset class: (in billions)	Total	Equity	Fixed Income	Balanced	Money Market (e)	Alternatives(d)
December 31, 2019	$1,226.2	$598.8	$283.5	$67.3	$91.4	$185.2
Long-term inflows	84.7	35.9	28.8	6.6	—	13.4
Long-term outflows	(103.8)	(52.3)	(25.7)	(8.3)	—	(17.5)
Long-term net flows	(19.1)	(16.4)	3.1	(1.7)	—	(4.1)
Net flows in non-management fee earning AUM(a)	(9.3)	4.7	(14.0)	—	—	—
Net flows in institutional money market funds	26.3	—	—	—	26.3	—
Total net flows	(2.1)	(11.7)	(10.9)	(1.7)	26.3	(4.1)
Reinvested distributions	1.1	0.3	0.4	0.1	—	0.3
Market gains and losses	(162.7)	(123.9)	(11.8)	(9.9)	0.5	(17.6)
Foreign currency translation	(9.1)	(4.1)	(1.4)	(1.3)	(0.7)	(1.6)
March 31, 2020	$1,053.4	$459.4	$259.8	$54.5	$117.5	$162.2

Average AUM	$1,176.3	$556.3	$281.9	$63.4	$96.5	$178.2

By client domicile: (in billions)	Total	Americas	U.K	EMEA Ex UK	Asia
December 31, 2019	$1,226.2	$879.5	$74.4	$143.7	$128.6
Long-term inflows	84.7	54.6	1.9	16.6	11.6
Long-term outflows	(103.8)	(68.0)	(6.6)	(17.8)	(11.4)
Long-term net flows	(19.1)	(13.4)	(4.7)	(1.2)	0.2
Net flows in non-management fee earning AUM(a)	(9.3)	(8.2)	(0.1)	(1.3)	0.3
Net flows in institutional money market funds	26.3	23.3	0.1	0.1	2.8
Total net flows	(2.1)	1.7	(4.7)	(2.4)	3.3
Reinvested distributions	1.1	1.0	—	—	0.1
Market gains and losses	(162.7)	(123.3)	(11.7)	(17.7)	(10.0)
Foreign currency translation	(9.1)	(2.1)	(4.1)	(1.5)	(1.4)
March 31, 2020	$1,053.4	$756.8	$53.9	$122.1	$120.6

See the footnotes immediately following these tables.

Invesco Ltd.
Quarterly Assets Under Management - Passive(e)

in billions	Q1-20		Q4-19		% Change	Q1-19
Beginning Assets	$297.0		$277.4		7.1%	$221.0
Long-term inflows	30.0		20.3		47.8%	20.1
Long-term outflows	(28.5)		(18.1)		57.5%	(16.2)
Long-term net flows	1.5		2.2		(31.8)%	3.9
Net flows in non-management fee earning AUM(a)	(9.3)		0.7		N/A	2.1
Net flows in institutional money market funds	—		—		N/A	—
Total net flows	(7.8)		2.9		N/A	6.0
Market gains and losses	(42.7)		16.3		N/A	23.6
Foreign currency translation	(0.4)		0.4		N/A	(0.1)
Ending Assets	$246.1		$297.0		(17.1)%	$250.5

Average long-term AUM	$162.4		$165.5		(1.9)%	$136.7
Average AUM	$287.0		$286.4		0.2%	$238.0

Gross revenue yield on AUM(b)	22.8	bps	23.4	bps		24.8	bps
Gross revenue yield on AUM before performance fees(b)	22.8	bps	23.4	bps		24.8	bps
Net revenue yield on AUM(c)	13.3	bps	14.6	bps		14.6	bps
Net revenue yield on AUM before performance fees(c)	13.3	bps	14.6	bps		14.6	bps

By channel: (in billions)	Total	Retail	Institutional
December 31, 2019	$297.0	$275.8	$21.2
Long-term inflows	30.0	22.9	7.1
Long-term outflows	(28.5)	(28.4)	(0.1)
Long-term net flows	1.5	(5.5)	7.0
Net flows in non-management fee earning AUM(a)	(9.3)	3.7	(13.0)
Net flows in institutional money market funds	—	—	—
Total net flows	(7.8)	(1.8)	(6.0)
Market gains and losses	(42.7)	(42.8)	0.1
Foreign currency translation	(0.4)	(0.4)	—
March 31, 2020	$246.1	$230.8	$15.3

By asset class: (in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives(d)
December 31, 2019	$297.0	$217.1	$58.9	$0.9	$—	$20.1
Long-term inflows	30.0	20.1	3.5	—	—	6.4
Long-term outflows	(28.5)	(19.9)	(3.2)	—	—	(5.4)
Long-term net flows	1.5	0.2	0.3	—	—	1.0
Net flows in non-management fee earning AUM(a)	(9.3)	4.7	(14.0)	—	—	—
Net flows in institutional money market funds	—	—	—	—	—	—
Total net flows	(7.8)	4.9	(13.7)	—	—	1.0
Market gains and losses	(42.7)	(39.0)	(1.8)	(0.2)	—	(1.7)
Foreign currency translation	(0.4)	(0.2)	(0.2)	—	—	—
March 31, 2020	$246.1	$182.8	$43.2	$0.7	$—	$19.4

Average AUM	$287.0	$209.6	$56.6	$0.8	$—	$20.0

See the footnotes immediately following these tables.

Invesco Ltd.
Quarterly Assets Under Management - Passive(f) (continued)

By client domicile: (in billions)	Total	Americas	U.K	EMEA Ex UK	Asia
December 31, 2019	$297.0	$240.0	$0.7	$51.4	$4.9
Long-term inflows	30.0	18.5	0.3	10.6	0.6
Long-term outflows	(28.5)	(19.7)	(0.2)	(8.2)	(0.4)
Long-term net flows	1.5	(1.2)	0.1	2.4	0.2
Net flows in non-management fee earning AUM(a)	(9.3)	(8.2)	(0.1)	(1.3)	0.3
Net flows in institutional money market funds	—	—	—	—	—
Total net flows	(7.8)	(9.4)	—	1.1	0.5
Market gains and losses	(42.7)	(35.6)	(0.1)	(6.4)	(0.6)
Foreign currency translation	(0.4)	(0.1)	—	(0.3)	—
March 31, 2020	$246.1	$194.9	$0.6	$45.8	$4.8

See the footnotes immediately following these tables.

Invesco Ltd.
Footnotes to the Assets Under Management Tables

(a)     Non-management fee earning AUM includes non-management fee earning ETFs, UIT and product leverage.

(b)    Gross revenue yield on AUM is equal to annualized total operating revenues divided by average AUM, excluding Invesco Great Wall AUM. The average AUM for Invesco Great Wall in the three months ended March 31, 2020 was $43.3 billion (December 31, 2019: $38.4 billion).

It is appropriate to exclude the average AUM of Invesco Great Wall for purposes of computing gross revenue yield on AUM, because the revenues resulting from these AUM are not presented in our operating revenues. Under U.S. GAAP, our share of the net income of Invesco Great Wall is recorded as equity in earnings of unconsolidated affiliates on our Condensed Consolidated Statements of Income. Gross revenue yield, the most comparable U.S. GAAP-based measure to net revenue yield, is not considered a meaningful effective fee rate measure. The numerator of the gross revenue yield measure, operating revenues, excludes the management fees earned from CIP; however, the denominator of the measure includes the AUM of these investment products. Therefore, the gross revenue yield measure is not considered representative of the company's true effective fee rate from AUM.

(c)    Net revenue yield on AUM is equal to annualized net revenues divided by average AUM. See the reconciliations of U.S. GAAP to Non-GAAP Information on pages 8 through 11 of this release for a reconciliation of operating revenues to net revenues.
(d)    The alternatives asset class includes absolute return, commodities, currencies, financial structures, global macro, long/short equity, managed futures, multi-alternatives, private capital - direct, private capital - fund of funds, private direct real estate, public real estate securities, senior secured loans and custom solutions.
(e)    Long-term AUM excludes institutional money market and non-management fee earning AUM. Ending AUM as of March 31, 2020 includes $117.5 billion in institutional money market AUM and $106.8 billion in non-management fee earning AUM (December 31, 2019: $91.4 billion and $126.8 billion, respectively; March 31, 2019: $97.1 billion and $107.6 billion, respectively).
(f)    Passive AUM include index-based ETFs, unit investment trusts (UITs), non-fee earning leverage, foreign exchange overlays and other passive mandates. Active AUM is total AUM less Passive AUM.

Invesco Ltd.
Investment Capabilities Performance Overview

	Benchmark Comparison				Peer Group Comparison
	% of AUM Ahead of Benchmark				% of AUM In Top Half of Peer Group
Equities (1)	1yr	3yr	5yr	10yr	1yr	3yr	5yr	10yr
U.S. Core (4%)	31%	8%	8%	10%	71%	21%	18%	58%
U.S. Growth (5%)	43%	43%	34%	34%	86%	26%	24%	39%
U.S. Value (7%)	48%	48%	42%	42%	8%	—%	3%	3%
Sector (1%)	20%	61%	65%	61%	23%	23%	41%	42%
UK (2%)	14%	14%	15%	41%	13%	18%	18%	32%
Canadian (0%)	—%	5%	—%	10%	—%	—%	—%	—%
Asian (3%)	45%	73%	92%	88%	37%	68%	91%	85%
Continental European (2%)	7%	5%	42%	75%	4%	2%	7%	55%
Global (6%)	55%	66%	69%	86%	26%	21%	35%	43%
Global Ex U.S. and Emerging Markets (12%)	87%	87%	87%	99%	84%	67%	83%	97%
Fixed Income (1)
Money Market (20%)	96%	96%	99%	99%	82%	80%	83%	96%
U.S. Fixed Income (13%)	25%	60%	79%	95%	52%	62%	71%	84%
Global Fixed Income (5%)	47%	51%	55%	52%	49%	51%	34%	49%
Stable Value (6%)	100%	100%	100%	100%	100%	100%	100%	100%
Other (1)
Alternatives (9%)	42%	21%	51%	45%	45%	72%	77%	52%
Balanced (6%)	49%	72%	73%	47%	13%	17%	44%	52%

Note:
Excludes passive products, closed-end funds, private equity limited partnerships, non-discretionary funds, unit investment trusts, fund of funds with component funds managed by Invesco, stable value building block funds and CDOs. Certain funds and products were excluded from the analysis because of limited benchmark or peer group data. Had these been available, results may have been different. These results are preliminary and subject to revision. AUM measured in the one, three, five and ten year quartile rankings represents 57%, 57%, 56% and 51% of total Invesco AUM, respectively, and AUM measured versus benchmark on a one, three, five and ten year basis represents 68%, 67%, 64% and 56% of total Invesco AUM as of 3/31/20. Peer group rankings are sourced from a widely-used third party ranking agency in each fund’s market (Lipper, Morningstar, IA, Russell, Mercer, eVestment Alliance, SITCA, Value Research) and asset-weighted in USD. Rankings are as of prior quarter-end for most institutional products and prior month-end for Australian retail funds due to their late release by third parties. Rankings are calculated against all funds in each peer group. Rankings for the primary share class of the most representative fund in each composite are applied to all products within each composite. Performance assumes the reinvestment of dividends. Past performance is not indicative of future results and may not reflect an investor’s experience.

(1)	Numbers in parenthesis reflect percentage of Total Ranked AUM. Total Ranked AUM is $589.7 billion for the first quarter.

Invesco Ltd.
Supplemental Information(1)

	For the three months ended March 31, 2020			For the three months ended March 31, 2019
Cash flow information $ in millions	U.S. GAAP	Impact of CIP	Excluding CIP	U.S. GAAP	Impact of CIP	Excluding CIP
Invesco and CIP cash and cash equivalents, beginning of period	$1,701.2	$652.2	$1,049.0	$1,805.4	$657.7	$1,147.7
Cash flows from operating activities	(77.0)	1.3	(78.3)	(120.4)	(61.3)	(59.1)
Cash flows from investing activities	(452.0)	(382.6)	(69.4)	(333.4)	(349.5)	16.1
Cash flows from financing activities	96.3	23.4	72.9	(87.0)	9.4	(96.4)
Increase/(decrease) in cash and cash equivalents	(432.7)	(357.9)	(74.8)	(540.8)	(401.4)	(139.4)
Foreign exchange movement on cash and cash equivalents	(38.7)	(5.0)	(33.7)	3.6	(5.2)	8.8
Net cash inflows (outflows) upon consolidation/deconsolidation of CIP	(0.3)	(0.3)	—	0.1	0.1	—
Invesco and CIP cash and cash equivalents, end of the period	$1,229.5	$289.0	$940.5	$1,268.3	$251.2	$1,017.1

(1)
These tables include non-GAAP presentations. Cash held by CIP is not available for use by Invesco. Additionally, there is no recourse to Invesco for CIP debt. The cash flows of CIP do not form part of the company’s cash flow management processes, nor do they form part of the company’s significant liquidity evaluations and decisions. Policyholder assets and liabilities are equal and offsetting and have no impact on Invesco’s shareholder’s equity. The impact of cash inflows/outflows from policyholder assets and liabilities are reflected within cash flows from operating activities as changes in receivable and/or payables, as applicable.

Invesco Ltd.
Supplemental Information(1)

	As of March 31, 2020				As of December 31, 2019
Balance Sheet information $ in millions	U.S. GAAP	Impact of CIP	Impact of Policyholders	As Adjusted	U.S. GAAP	Impact of CIP	Impact of Policyholders	As Adjusted
ASSETS
Cash and cash equivalents	$940.5	$—	$—	$940.5	$1,049.0	—	—	$1,049.0
Unsettled fund receivables	213.5	—	—	213.5	162.7	—	—	162.7
Investments	744.5	(533.8)	—	1,278.3	829.5	(640.2)	—	1,469.7
Investments and other assets of CIP	7,923.4	7,923.4	—	—	7,980.9	7,980.9	—	—
Cash and cash equivalents of CIP	289.0	289.0	—	—	652.2	652.2	—	—
Assets held for policyholders	9,137.3	—	9,137.3	—	10,835.6	—	10,835.6	—
Goodwill and intangible assets, net	15,869.2	—	—	15,869.2	15,867.7	—	—	15,867.7
Other assets (2)	1,893.3	(5.7)	—	1,899.0	2,042.7	(5.6)	—	2,048.3
Total assets	37,010.7	7,672.9	9,137.3	20,200.5	39,420.3	7,987.3	10,835.6	20,597.4
LIABILITIES
Debt of CIP	6,172.7	6,172.7	—	—	6,234.6	6,234.6	—	—
Other liabilities of CIP	881.6	881.6	—	—	949.6	949.6	—	—
Policyholder payables	9,137.3	—	9,137.3	—	10,835.6	—	10,835.6	—
Unsettled fund payables	196.0	—	—	196.0	154.2	—	—	154.2
Long-term debt	2,588.8	—	—	2,588.8	2,080.3	—	—	2,080.3
Other liabilities (3)	3,915.4	—	—	3,915.4	4,464.2	(35.2)	—	4,499.4
Total liabilities	22,891.8	7,054.3	9,137.3	6,700.2	24,718.5	7,149.0	10,835.6	6,733.9
EQUITY
Total equity attributable to Invesco Ltd.	13,499.3	(0.1)	—	13,499.4	13,862.5	(0.1)	—	13,862.6
Noncontrolling interests (4)	619.6	618.7	—	0.9	839.3	838.4	—	0.9
Total equity	14,118.9	618.6	—	13,500.3	14,701.8	838.3	—	13,863.5
Total liabilities and equity	$37,010.7	$7,672.9	$9,137.3	$20,200.5	$39,420.3	$7,987.3	$10,835.6	$20,597.4

(1) These tables include non-GAAP presentations. Cash held by CIP is not available for use by Invesco.  Additionally, there is no recourse to Invesco for CIP debt. The cash flows of CIP do not form part of the company’s cash flow management processes, nor do they form part of the company’s significant liquidity evaluations and decisions. Policyholder assets and liabilities are equal and offsetting and have no impact on Invesco’s shareholder’s equity. The impact of cash inflows/outflows from policyholder assets and liabilities are reflected within cash flows from operating activities as changes in receivable and/or payables, as applicable.
(2) Amounts include accounts receivable, prepaid assets, property, equipment and software, right-of-use asset, and other assets.
(3) Amounts include accrued compensation and benefits, accounts payable and accrued expenses, lease liability, and deferred tax liabilities.
(4) Amounts include redeemable noncontrolling interests in consolidated entities and equity attributable to nonredeemable noncontrolling interests in consolidated entities.